Registration Nos. 333-202913 and 333-180300-03

Dated October 4, 2016

Securities Act of 1933, Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT DATED MAY 4, 2015

AND PROSPECTUS DATED MAY 4, 2015

Credit Suisse AG

Medium-Term Notes

Underlying Supplement for the Credit Suisse Retiree Consumer Expenditure Indices

As part of our Medium-Term Notes program, Credit Suisse AG (“Credit Suisse”) from time to time may offer certain securities (the “securities”), linked to the performance of the Credit Suisse Retiree Consumer Expenditure Indices. This prospectus supplement, which we refer to as an “underlying supplement,” describes such indices. This prospectus supplement, which we refer to as an “underlying supplement,” describes the index. The specific terms of each security offered will be described in the applicable pricing supplement and product supplement.

You should read this underlying supplement, the related prospectus and the related prospectus supplement both dated May 4, 2015, the applicable product supplement and pricing supplement, and any applicable free writing prospectus (each, an “offering document”) carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus, prospectus supplement, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will control.

Please refer to the “Risk Factors” section beginning on US-3, the “Risk Factors” section in the accompanying product supplement and the “Selected Risk Considerations” section in the applicable pricing supplement for risks related to an investment in the securities, as applicable.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or any other offering document to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this underlying supplement is October 4, 2016.

TABLE OF CONTENTS

THE SECURITIES

We are responsible for the information contained and incorporated by reference in this underlying supplement. As of the date of this underlying supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of any securities in any state where the offer is not permitted.  You should not assume that the information in this document or other offering documents is accurate as of any date other than the date on the front of this document.

We are offering securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of the offering documents and the offering of securities in some jurisdictions may be restricted by law. If you possess the offering documents, you should find out about and observe these restrictions. The offering documents are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” section of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest)” section of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control.

In the offering documents, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

SUMMARY

The CS Retiree Consumer Expenditure Index (the “Base Index”), the CS Retiree Consumer Expenditure 5% Blended Index Excess Return (the “Excess Return Blended Index”) and the CS Retiree Consumer Expenditure 5% Blended Index Total Return (the “Total Return Blended Index”) (collectively, the “CS Retiree Consumer Expenditure Indices” or the “Index Family” or the “Indices,” and each index within the Index Family, an “Index”) are a rule-based family of indices that are designed to broadly mirror the overall consumer expenditure patterns of persons aged 65 and over in the United States. The Indices use a rules-based methodology to track the performance of underlying constituent indices, each of which is composed of a basket of stocks of United States companies representative of one or more categories of consumer spending in the United States. The relative weights assigned to the constituent is determined by data drawn from the U.S. Consumption Expenditure Survey (the “CEX”). The fourteen broad categories of consumer spending identified in the survey are represented by the constituent indices (the “Constituent Indices”), each of which is a sector or industry index maintained and published by S&P Dow Jones Indices LLC (or its successor). Each constituent index tracks the performance of a basket of stocks of United States companies in the market sector or industry of the S&P 500® or the S&P Total Market Index that was chosen to correspond to the consumer spending category.

There is, however, no assurance that the historical spending patterns of persons aged 65 and older, as collected and presented by the CEX, will necessarily reflect the newest information available in the market about current spending patterns of such persons, or their future spending patterns, which means that the Indices may not provide an accurate guide as to recent and future consumer expenditures for persons aged 65 and older and the performance of the Indices may be adversely affected. No assurance can be given that the Indices will outperform any alternative methodology that might be employed in respect of the constituent indices or the underlying equity securities and other assets tracked by the constituent indices.

Because the Indices track constituent indices which in turn track the performance of assets representing a total of seven market sectors and industries as well as fixed income, and are subject to various constraints such daily rebalancing, as described below, the universe of assets available for the Indices to track is only finite and limited. There is no guarantee that the selected sub-indices and assets they track reflect the best possible, or even an effective, mix of constituents to track consumer spending by retirees in the United States. For more information, please see “The CS Retiree Consumer Expenditure Indices” below.

RISK FACTORS

The Indices may not be successful, outperform any alternative methodology that might be employed in respect of the Constituent Indices or achieve their target volatility.

The Indices follow a notional rules-based proprietary methodology that operates on the basis of predetermined rules designed to track consumer spending of retirees (those in the age group classified as “65 years or older”) and to target a specific volatility. No assurance can be given that the investment methodology on which the Indices are based will be successful or that the Indices will outperform any alternative methodology that might be employed in respect of the Index Components (as defined below) or the underlying equity securities and other assets tracked by the Index Components. If market conditions do not represent a continuation of prior observed trends as reflected in the CEX, the performance of the Indices, which are rebalanced based on these prior trends, may be adversely affected. In addition, if the Constituent Indices chosen to represent categories of spending do not effectively track spending in the relevant category, the Indices may not track overall consumer spending as intended and the performance of the Indices may be adversely affected. Furthermore, no assurance can be given that the Blended Indices (as defined below) will achieve their target volatility. The actual realized volatility of either Blended Index may be greater or less than its target volatility.

If the values of the Index Components or their underlying equity securities or other assets change, the level of the Indices and the market value of any product or security linked to any of the Indices may not change in the same manner.

Owning a product or security linked to any of the Indices is not the same as owning the Index Components or owning the underlying equity securities or other assets tracked by the Index Components. Accordingly, changes in the values of the Index Components or the underlying equity securities or other assets tracked by the Index Components may not result in a comparable change in the level of the Indices or the market value of any product or security linked to any of the Indices.

The Indices comprise notional assets.

The exposures to the Index Components and the underlying equity securities and other assets tracked by the Index Components are purely notional, and exposures to the Index Components will exist solely in the records maintained by or on behalf of the Index Calculation Agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim with respect to any of the Index Components comprised by any of the Indices, or any of the underlying equity securities and other assets tracked by the Index Components.

The level of the Blended Indices will include the deduction of an annual calculation fee and notional transaction costs for daily rebalancing, and to the extent applicable will be reduced by notional financing costs.

The level of each Blended Index reflects a daily deduction of a fee of 0.5% per annum, and will be reduced by a notional transaction cost resulting from the daily adjustment to target a volatility of 5%. The notional transaction cost is a fixed fee of 0.02% applied to the effective change in notional exposures of the Base Index (as defined below) and the Reference Fixed Income Index (as defined below) as a result of the daily rebalancing. Historically, over each calendar year, the notional transaction cost has decreased the hypothetical performance of each Blended Index by between 0.05% and 0.25%. per annum. The historical analysis of the notional transaction costs is not determinative, and should not be taken as an indication, of the impact on the relevant index level of future costs. In addition, the Excess Return Index is calculated on an excess return basis, so the return of its Base Index exposure is reduced by 3-month USD LIBOR plus 40 basis points. Similarly, to the extent that the Total Return Index has a leveraged exposure to the Base Index, the leveraged portion of such exposure is reduced by 3-month USD LIBOR plus 40 basis points. These fees and costs will lower the level of each Blended Index, as applicable, and as a result may reduce the value of and your return on any product or security linked to either Blended Index. Such reduction may be significant.

The Indices have a limited operating history and may perform in unanticipated ways.

The Base Index was established on January 31, 2015; the Excess Return Blended Index (as defined below) was established on February 27, 2015; and the Total Return Blended Index (as defined below) was established on July 23, 2015. The Indices therefore have a limited operating history, and may perform in unanticipated ways. Past performance should not be considered indicative of future performance.

The Indices are subject to market risks.

The performance of the Indices is dependent on the performance of the Index Components, including the seven Constituent Indices and the Reference Fixed Income Index (as defined below). As a consequence, an investment in any product or security linked to any of the Indices will be exposed to the price performance and credit performance of the Constituent Indices, the Reference Fixed Income Index, and any of the equity securities and other assets tracked by the Index Components.

The Index Calculation agent may adjust the Indices in a way that affects its level and has no obligation to consider your interests. CSI is the Index Sponsor and currently acts as the Index Calculation Agent.

CSI, one of our affiliates, currently acts as the Index Calculation Agent and is responsible for calculating and maintaining the Indices and developing the guidelines and policies governing their composition and calculation. It is entitled to exercise discretion in relation to the Indices, including but not limited to the calculation of the level of the Indices in the event of an Index Disruption Event (as defined below). Although CSI, acting as the Index Calculation Agent, will make all determinations and take all action in relation to the Indices acting in good faith and in a commercially reasonable manner, it should be noted that the policies and judgments for which CSI is responsible could have an impact, positive or negative, on the level of the Indices and the value of any product or security linked to any of the Indices. CSI may also amend the rules governing the Indices in certain circumstances.

The investment strategy used to construct the Blended Indices involves daily and annual rebalancing as well as participation caps that are applied to the Constituent Indices.

The Index Components of the Blended Indices are subject to daily rebalancing and maximum participation caps. The Constituent Indices are subject to annual rebalancing and a rules-based weighting methodology. By contrast, a synthetic portfolio that does not rebalance daily or annually and is not subject to any participation caps or rules-based weighting methodology in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Constituent Indices or other Index Components. Therefore, the return on any product or security linked to any of the Indices may be less than the return that could be realized on an alternative investment in the Constituent Indices or other Index Components that is not subject to rebalancing and participation caps and rules-based weighting methodology. No assurance can be given that the investment strategy used to construct any of the Indices will outperform any alternative investment in the Constituent Indices or other Index Components.

One or more of the Constituent Indices may not effectively track consumer spending by retirees in the United States.

The fourteen broad categories of consumer spending identified in the CEX are represented by the Constituent Indices. Each Constituent Index tracks the performance of a basket of stocks of United States companies in the market sector or industry of the S&P 500 or the S&P Total Market Index that was chosen to correspond to the consumer spending category. However, the universe of assets available for the Constituent Indices to track is finite and limited. There is no guarantee that the selected Constituent Indices and assets they track reflect the best possible, or even an effective, mix of constituents to track consumer spending by retirees in the United States.

The Index Components may be replaced by substitutes in the case of certain events.

If an event or circumstance occurs that, in the determination of the Index Sponsor, makes it impossible or impracticable to calculate or achieve the objectives of the Indices pursuant to the Index Rules, or certain extraordinary events occur with respect to an Index Component, the Index or affected Index Component may be replaced by a substitute. If the Index Calculation Agent determines in its discretion that no suitable substitute is available for an affected Index Component, then the Index Calculation Agent may calculate the level of the Indices using estimated or adjusted data or may publish an estimated level of any of the Indices. You should realize that the changing of an Index Component may affect the performance of the Indices, and therefore, the return on any product or security linked to any of the Indices, as the replacement Index Component, if any, may perform significantly better or worse than the affected Index Component.

Correlation of performance among the Constituent Indices may reduce the performance of any product or security linked to any of the Indices.

The performances of the Constituent Indices may become highly correlated from time to time during the term of any product or security linked to any of the Indices, including, but not limited to, a period in which there is a substantial decline in correlated sectors or industries represented by the Constituent Indices. Such correlation will have a larger effect on the level of the Indices for if it occurs in sectors or industries weighting more heavily in the Index relative to the other sectors or industries, as determined by the Index Methodology. High correlation during periods of negative returns among Constituent Indices, especially if these represent sectors or industries which have a substantial percentage weighting in the Indices, could have an adverse effect on any payments on, and the value of, any product or security linked to any of the Indices.

Furthermore, equity securities tracked by the S&P 500 Apparel Retail (Sub-Industry) Index Total Return may also be tracked by the S&P 500 Consumer Discretionary (Sector) Index Total Return. During times when equity securities are tracked by both of these Constituent Indices, these Constituent Indices will be more highly correlated than they would be if they tracked completely distinct sets of equity securities. During periods of negative returns for equity securities tracked by both Constituent Indices, the resulting correlation could have an adverse effect on any payments on, and the value of, any product or security linked to any of the Indices.

Changes in the value of the Index Components may offset each other.

Because the Indices track the performance of the Index Components, which collectively represent a diverse set of securities and asset classes, price movements between the Index Components representing different asset classes or market sectors or industries may not correlate with each other. At a time when the value of an Index Component representing a particular asset class or market sector or industry increases, the value of other Index Components representing a different asset class or market sector or industry may not increase as much or may decline. Therefore, in calculating the level of the Indices, increases in the values of some of the Index Components may be moderated, or more than offset, by lesser increases or declines in the values of other Index Components.

The publisher or sponsor of the Constituent Indices and the Reference Fixed Income Index may adjust those indices in a way that affects their levels, and has no obligation to consider your interests.

The publisher or sponsor of each Constituent Index and the Reference Fixed Income Index can add, delete or substitute components included in those indices or make other methodological changes that could change their levels. A new security included in any of these indices may perform significantly better or worse than the replaced security, and the performance will affect the level of the relevant index. Any of these actions could adversely affect the value of any product or security linked to any of the Indices. The publisher or sponsor of each Constituent Index and the Reference Fixed Income Index has no obligation to consider your interests when calculating or revising the Constituent Index or the Reference Fixed Income Index.

Risks associated with real estate investment trusts will affect the value of any product or security linked to any of the Indices.

One of the Constituent Indices is composed of a variety of real estate related securities including Real Estate Investment Trusts (“REITs”). REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Index:

•	a decline in the value of real estate properties;
•	extended vacancies of properties;
•	increases in property and operating taxes;
•	increased competition or overbuilding;

•	a lack of available mortgage funds or other limits on accessing capital;
•	tenant bankruptcies and other credit problems;
•	limitation on rents, including decreases in market rates for rents;
•	changes in zoning laws and governmental regulations;
•	costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;
•	investments in developments that are not completed or that are subject to delays in completion;
•	risks associated with borrowing;
•	changes in interest rates;
•	casualty and condemnation losses; and
•	uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other. To the extent that any of these conditions occur, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the Constituent Index that tracks the real estate sector. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Indices.

Risks associated with fixed income investments will affect the value of any product or security linked to the Blended Indices.

The Reference Fixed Income Index tracks the return of 2-year treasury note futures, which are fixed income securities. Fixed income investments are subject to certain risks. During periods of rising interest rates, treasury futures will generally decline in value. Treasury futures may also decline in value if the market perceives that the credit risk of investments in the U.S. government is increasing.

Changes in the method pursuant to which LIBOR is determined may adversely affect the value of any product or security linked to any of the Indices.

Beginning in 2008, concerns were raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations were instigated by regulators and governmental authorities in various jurisdictions. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been.

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting. Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2)

firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities. In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the level of the Blended Indices is affected by reported LIBOR rates, the value of any product or security linked to the Blended Indices may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of any product or security linked to the Blended Indices.

The Blended Indices may from time to time track the leveraged return of equity securities.

During periods of low historical volatility, the Blended Indices will track the leveraged return of the Constituent Indices, each of which in turn tracks equity securities of U.S. companies. If the value of the relevant equity securities decreases during such a period, the decrease could result in a corresponding decrease in the level of one or more Constituent Indices which could have a greater adverse effect on the level of the Blended Indices than a similar unleveraged exposure would have.

Equity security prices can exhibit high and unpredictable volatility, which could lead to high and unpredictable volatility in the Indices

Stock markets can be volatile and equity security prices can change substantially. Equity security prices may rise or fall, sometimes rapidly or unpredictably. due to changes in the broad market or changes in an equity security’s issuer financial condition. Equity security prices can be adversely affected by poor management on the part of the equity security’s issuer, shrinking product demand and other business risks. These may affect single companies as well as groups of companies, industries or sectors of the market. In addition, movements in financial markets may adversely affect an equity security’s price, regardless of how well the company performs. Any adverse change in the price of equity securities tracked by the Constituent Indices could lead to a decline in the level of any of the Indices, and any of the products or securities linked to the Indices.

Investments linked to the Indices may be issued by Credit Suisse. In this case, the value of the investment and any payment owed on the investment will be subject to the credit risk of Credit Suisse.

Credit Suisse may issue securities or other investments linked to any of the Indices. The value of any such investments and the payment of any amount due on any such investments will be subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on any such investments, and therefore, investors are subject to our credit risk.

The CS RETIREE CONSUMER EXPENDITURE INDICES

Overview

The CS Retiree Consumer Expenditure Indices and the Base Index (collectively, the “Index Family” or the “Indices,” and each index within the Index Family, an “Index”) are a rule-based family of indices that are designed to broadly mirror the overall consumer expenditure patterns of persons aged 65 and over (sometimes referred to herein as “retirees”) in the United States. The Indices use a rules-based methodology to track the performance of underlying constituent indices (the “Constituent Indices”), each of which is composed of a basket of stocks of United States companies in the Standard & Poor’s 500® (the “S&P 500”) and the Standard & Poor’s Total Market Index (the “S&P Total Market Index”), and each of which has been selected by the Index Sponsor as intended to be representative of one or more categories of consumer spending in the United States. The weight of each Constituent Index as a component of the Indices is determined based on data drawn from the Consumption Expenditure Survey from the U.S. Department of Labor’s Bureau of Labor Statistics (the “CEX”) for categories of consumer spending by persons aged 65 years and older. The Indices, through this methodology, are designed to provide exposure to equities the performance of which may track the spending habits of retirees in the United States. We refer to the methodology and calculations contained within this description of the Index Family as the “Index Methodology.”

The CEX provides information on a range of consumers' expenditures and incomes, as well as the characteristics of those consumers. The CEX program consists of two related surveys, a quarterly interview survey and a diary survey, that are integrated to provide information on the buying habits of American consumers, including data on their expenditures, income, and consumer unit (i.e. families and single consumers) characteristics. The survey data are collected for the Bureau of Labor Statistics by the U.S. Census Bureau. The CEX is used by economic policymakers examining the impact of policy changes on economic groups, by the Census Bureau as the source of thresholds for the Supplemental Poverty Measure, by businesses and academic researchers studying consumers' spending habits and trends, by other Federal agencies, and, importantly, to regularly revise the Consumer Price Index market basket of goods and services. The Consumer Price Index is a closely watched national government statistic, and is commonly used as a measure of inflation. The CEX annual data tables are made available to the public each year in early September.

The Index Family seeks to track retiree consumer expenditure patterns through a base index (the “Base Index”) composed of the Constituent Indices. The fourteen broad categories of consumer spending, as identified in the CEX, are intended to be represented in the Base Index by seven Constituent Indices: six of these CEX categories are represented respectively by six Constituent Indices, and the other eight CEX categories are tracked collectively by the Constituent Index representing consumer discretionary spending. Each Constituent Index is a sector or industry index maintained and published by S&P Dow Jones Indices LLC, or its successor (“S&P Dow Jones Indices LLC”), selected by the Index Sponsor as representative of consumer spending in one or more of the relevant categories. Each Constituent Index tracks the performance of a basket of stocks of United States companies in the market sector or industry of the S&P 500 or the S&P Total Market Index that was chosen to correspond to the consumer spending category. Each Constituent Index is composed of a basket of stocks weighted equally or by market cap within the basket (depending on the index) and is rebalanced quarterly.

Each Index seeks to track the overall consumer spending patterns by United States retirees through the overall performance of the seven Constituent Indices, where the relative weight of each Constituent Index in the Indices is determined by reference to the consumer retiree data from the CEX table, as presented for the age group defined as “65 years and older.” The Index Methodology is thus designed to achieve long exposure, weighted by spending category, to the performance of stocks in the various sectors and industries of the United States economy representative of consumer spending by such persons. The Indices are rebalanced to maintain a notional exposure that matches the relative spending patterns by persons 65 years and older as presented by the CEX data by weighting the Index Family’s basket of Constituent Indices in November of each year, after the prior year’s annual CEX data has become available to the public.

The CS Retiree Consumer Expenditure Index is the Base Index, and is the “parent” index of the Index Family. The Base Index tracks the price return of the Constituent Indices, weighted as described above. Each other Index in the Index Family (each a “Blended Index”) tracks a notional exposure to the Base Index while attempting to maintain the volatility of its performance at a predefined target (the “Volatility Target”) by leveraging or deleveraging the notional exposure to the Base Index. A leveraged exposure to the Base Index is notionally funded by a notional short exposure to a floating rate instrument (the “Funding Component”)—i.e. an assumed hypothetical cost of funding the leveraged exposure to the Base Index, while a deleveraged exposure is complemented by a notional long exposure to the S&P 2-Year US Treasury Note

Futures Index Excess Return (Bloomberg Ticker: SPUST2P) Index, the “Reference Fixed Income Index” (representing a hypothetical return on a notional cash position resulting from less than 100% exposure to the Base Index).

The CS Retiree Consumer Expenditure 5% Blended Index Total Return (the “Total Return Blended Index”) is a “total return” index, meaning that there is no notional funding cost associated with tracking the unlevered return of the Base Index. On the other hand, the CS Retiree Consumer Expenditure 5% Blended Index Excess Return (the “Excess Return Blended Index”) tracks the performance of an unfunded implementation of the Total Return Blended Index, meaning that a notional funding cost is subtracted from the index return, as if funds had been borrowed to gain exposure to the return of the Total Return Blended Index and its underlying assets. Each Blended Index is assessed the daily equivalent of a 0.50% per annum calculation fee and a daily notional transaction cost of 0.02% applied to the effective change in notional exposures to the Base Index and Referenced Fixed Income Index, representing the notional cost of the daily rebalancing to adjust toward the Volatility Target.

The Indices were developed and are maintained and calculated by Credit Suisse International (the “Index Sponsor” or “CSi”), which also acts as the “Index Calculation Agent.” The description of the Indices and Index Methodology herein is based on rules formulated and maintained by the Index Sponsor (the “Index Rules”). A group of senior employees of the Index Sponsor form the “Index Committee,” which has responsibility for the Index Rules and may be consulted by the Index Calculation Agent on matters of interpretation with respect to the Index Rules. The Indices are the intellectual property of the Index Sponsor, and the Index Sponsor reserves all rights with respect to its ownership of the Indices.

The Base Index

The Base Index is an index that tracks the combined and weighted price return of seven Constituent Indices. Each of these Constituent Indices is a “sector index” or “industry index,” meaning that it is designed to track one sector or industry of the U.S. economy. The sectors and industries represented by the Constituent Indices were chosen by the Index Sponsor to correspond to one or more of the 14 broad consumer spending categories, as identified and reported by the CEX. Each Constituent Index is a total return index that returns the performance of a notional basket of stocks of U.S. companies. Each stock in each basket is one constituent member of the S&P 500 or the S&P Total Market Index, from the applicable sector or industry represented by the Constituent Index, as determined by S&P Dow Jones Indices LLC. Each Constituent Index tracks the combined “total return” of a weighted basket of its constituent stocks, meaning that there is no notional funding cost associated with tracking the notional basket of securities and the value of the Constituent Index is determined by assuming that dividends of the underlying equity constituents are notionally reinvested in the index. Thus the Base Index ultimately gets exposure to consumer spending through U.S. equities in multiple sectors and industries of the economy.

The Constituent Indices are identified in the table below, together with their respective Bloomberg tickers, market associated sector or industry, and corresponding consumer spending category or categories as they appear in the CEX tables. Because the Base Index only tracks the Constituent Indices, the investment universe available to the Index Family is limited to the U.S. equities tracked by the Constituent Indices, which are only U.S. equities that appear in the S&P 500 and the S&P Total Market Index and are categorized by S&P Dow Jones Indices LLC as belonging to one of the sectors or industries represented by the Constituent Indices. The Constituent Indices may be changed by the Index Sponsor or Index Calculation Agent, as described under “—Amendment of the Index Rules” below.

The Constituent Indices

	Constituent Index	Ticker	Associated Sector or Industry	Corresponding CEX consumer spending categor(ies)
1	S&P 500 Real Estate (Sector) Index Total Return[1]	SPTRRLST	Real Estate	Housing
2	S&P Transportation Select Industry Index Total Return	SPSITNTR	Transportation	Transportation
3	S&P Food & Beverage Select Industry Index Total Return	SPFIBUT	Food & Beverages	Food
4	S&P 500 Health Care (Sector) Index Total Return	SPTRHLTH	Healthcare	Healthcare
5	S&P Insurance Select Industry Index Total Return	SPSIINST	Insurance	Personal insurance & pensions
6	S&P 500 Apparel Retail (Sub-Industry) Index Total Return	S5APRETR	Apparel Retailers	Apparel and services
7	S&P 500 Consumer Discretionary (Sector) Index Total Return	SPTRCOND	Consumer Discretionary	Alcoholic beverages, Entertainment, Personal care products and services, Reading, Education, Tobacco products and smoking supplies, Miscellaneous, and Cash contributions

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1 Effective September 19, 2016, S&P removed the real estate industry group from the financials sector and established the newly created real estate sector. As of the date of this Underlying Supplement, the real estate sector contains only the real estate industry group. The Index Family includes the S&P 500 Real Estate (Industry Group) Index Total Return (Bloomberg ticker SPTR5EST) from inception to, and including, September 30, 2016 and the S&P 500 Real Estate (Sector) Index Total Return (Bloomberg ticker SPTRRLST) from, and including, October 3, 2016. The closing levels of SPTRRLST and SPTR5EST on September 30, 2016 were both 375.83.

To determine the weighting of each of the Constituent Indices as components of the Base Index, the Base Index uses the CEX table, as presented by age of reference person, and uses consumer expenditure data, listed by category, from the age group defined as “65 years and older.” The Base Index calculates the percentage of total consumer expenditure that each of the 14 major categories listed in the table above represents. For each Constituent Index other than the index representing consumer discretionary spending, these percentages are then used as the weights of the corresponding Constituent Index as a component of the Base Index. The weight of the index representing consumer discretionary spending is the sum of the percentages of the eight major categories of the CEX corresponding to discretionary spending in the table above.

The Base Index is rebalanced each year on the first trading day of November, to reflect the new annual CEX released in September. The annual CEX data represents consumer spending over the course of the calendar year prior to the year in which the CEX data is released, and thus the Base Index allocates notional exposure across the Constituent Indices and across the sectors and industries they represent based on the spending patterns of retirees in the United States over that same time period. For a more detailed description of the Base Index calculation, please see “—Calculation of the Base Index” below. In addition, because each Constituent Index rebalances the notional basket of assets it tracks quarterly, the notional basket of stocks within each sector or industry, the return of which is tracked by the applicable Constituent Index and thus indirectly by the Base Index, will also be rebalanced quarterly. For a more detailed description of the Constituent Indices, please see “—Calculation of the Constituent Indices” below.

The Base Index is described as tracking the weighted price return of the Constituent Indices. Each Constituent Index is described as tracking a “notional” basket of assets because there is no actual basket of assets to which any person is entitled or in which any person has any ownership interest. The Base Index merely tracks the weighted price return of the Constituent Indices, each of which in turn references certain assets, the performance of which will be used as a reference point for calculating the level of each Constituent Index and thus the Base Index.

The Base Index is reported by Bloomberg under the ticker “CSEARECI <Index>.”

The Blended Indices

The Blended Indices are each designed to track the performance of the volatility-normalized return of the Base Index, supplemented by a long exposure to the Reference Fixed Income Index (an index which tracks the return of 2-year treasury note futures). Each Blended Index estimates the historical volatility of the Base Index over a specified time period and on a daily basis establishes a level of exposure to the Base Index (which could be less than a one-to-one exposure or could be leveraged up to a maximum exposure of 150% (the “Volatility Cap”)) designed to achieve the Volatility Target. If the level of exposure of a Blended Index to the Base Index is less than 100% of the index value of the Blended Index, the remainder of the daily index value will be assigned to track the performance of the Reference Fixed Income Index. On the other hand, if the level of exposure to the Base Index is greater than 100% (i.e. leveraged), the Blended Index will be exposed solely to the leveraged return of the Base Index and will not have any exposure to the Reference Fixed Income Index. The notional leverage is achieved via a short exposure to the return of the Funding Component (which is intended to mimic the hypothetical cost of borrowing funds in order to achieve such leveraged exposure).

Volatility can fluctuate significantly, future volatility may differ from past volatility, and even during a single day, each Blended Index will not adjust exposure based on the most current volatility. In addition, each Blended Index limits the exposure to the Base Index to the Volatility Cap. For these reasons, the Blended Indices may not achieve the Volatility Target at any given time. Please see “Risk Factors—The Indices may not be successful, outperform any alternative methodology that might be employed in respect of the Constituent Indices or achieve their target volatility.”

The Total Return Blended Index

The Total Return Blended Index is designed to track the volatility-adjusted performance of the Base Index, which is supplemented by a long exposure to the Reference Fixed Income Index or a short exposure to the Funding Component. On any given day the Total Return Blended Index will comprise these components, weighted as described above in “—The Blended Indices.” The Total Return Blended Index is a “total return” index meaning that there is no notional funding cost associated with tracking the unlevered returns of its component indices. In addition, the Total Return Blended Index is assessed the daily equivalent of 0.50% annual calculation fee and a daily notional transaction cost of 0.02% applied to the effective change in notional exposures to the Base Index and Referenced Fixed Income Index, representing the notional cost of the daily rebalancing to adjust toward the Volatility Target. For a more detailed description of the Total Return Blended Index calculation, please see “—Calculation of the Total Return Index” below.

The Total Return Blended Index tracks the weighted price return of its Index Components. There is no actual basket of assets, whether or not including any of the assets that are referenced by the Constituent Indices or the Fixed Income Index, to which any person is entitled or in which any person has any ownership interest. The Index Components and, indirectly, the assets they track will be used only as reference points for calculating the level of the Total Return Blended Index.

The Total Return Blended Index is reported by Bloomberg under the ticker “CSEARC5T <Index>.”

The Excess Return Index

The Excess Return Blended Index, like the Total Return Blended Index, is designed to track the volatility-adjusted performance of the Base Index, which is supplemented by a long exposure to the Reference Fixed Income Index or a short exposure to the Funding Component. However, the Excess Return Blended Index is an “excess return” index meaning that there is a notional funding cost associated with tracking the volatility-adjusted performance of the Base Index (regardless of whether the performance of the Base Index is leveraged or deleveraged). On any given day the Excess Return Blended Index will comprise the components weighted as described above in “—The Blended Indices,” but will subtract out a short exposure to the Funding Component at a value equal to an approximation of the daily interest cost that might have been charged to finance the leveraged or deleveraged daily value of the Excess Return Blended Index. In addition, the Excess Return Blended Index is assessed the daily equivalent of a 0.50% annual calculation fee and a daily notional transaction cost of 0.02% applied to the effective change in notional exposures to the Base Index and Referenced Fixed Income Index, representing the notional cost of the daily rebalancing to adjust toward the Volatility Target. For a more detailed description of the Excess Return Index calculation, please see “—Calculation of the Excess Return Index” below.

The Excess Return Blended Index tracks the weighted price return of its Index Components. There is no actual basket of assets, whether including or not any of the assets that are referenced by the Constituent Indices or the Fixed Income Index, to which any person is entitled or in which any person has any ownership interest. The Index Components and, indirectly, the assets they track will be used only as reference points for calculating the level of the Excess Return Blended Index.

The Excess Return Index is reported by Bloomberg under the ticker “CSEARC5E <Index>.”

No assurance can be given that the methodology used to construct the Indices will be successful or that the Indices will outperform any alternative basket or strategy that might be constructed from the assets that are referenced by the Base Index and the Reference Fixed Income Index. Furthermore, no assurance can be given that the Blended Indices will achieve the Volatility Target. The actual realized volatility of the Blended Indices may be greater or less than the Volatility Target.

Calculation of the Base Index

The Base Index tracks the price return of the weighted exposures to the Constituent Indices. The “Index Value” Vt on any “Index Calculation Day” t following the “Index Start Date” will be calculated as follows:

Where:

= the Index Value on the most recent Rebalance Date r that precedes Index Calculation Day t

= the relative weight of Constituent Index m, as determined below on the most recent Rebalance Date r that precedes Index Calculation Day t

= closing level of the Constituent Index m on such Index Calculation Day t

= closing level of the Constituent Index m on the most recent Rebalance Date r that precedes Index Calculation Day t

The Index Value of the Base Index (the “Base Index Value”) on any Index Calculation Day following the Index Start Date is the closing level of the Base Index on the most recent Rebalance Date multiplied by the weighted relative change in value of the Constituent Indices since the most recent Rebalance Date, which is the sum, across all Constituent Indices, of the product of (i) the relative weight of each Constituent Index, as determined on the most recent Rebalance Date multiplied by (ii) the Relative Value of the same Constituent Index since the most recent Rebalance Date.

“Index Value” means, for any of the Indices, the value of the Index as published by the Index Sponsor and as calculated by the Index Calculation Agent.

“Index Calculation Day” means any day on which (i) a value for each Index Component is published, (ii) a Constituent Index Exchange is open for each Constituent Index, and (iii) the Fixed Income Index Exchange is open.

“Index Component” means the Base Index, any of the Constituent Indices, the Reference Fixed Income Index, the Funding Component, the Cash Component, the Reference Rate, and the Overnight Rate, as the context requires.

“Index Start Date” means November 3, 2003.

“Constituent Index Exchange” means the New York Stock Exchange or any successors thereto, and/or any exchange designated form time to time by the Index Calculation Agent.

“Fixed Income Index Exchange” means the Chicago Mercantile Exchange or any successor thereto, and/or any exchange designated from time to time by the Index Calculation Agent.

“Rebalance Date” means November 1st of each year, or if such date is not an Index Calculation Day, the first following Index Calculation Day, and if the CEX data becomes available on another date, the first Index Calculation Day on or after such other date.

“Relative Value” means, since any specified date, for any Index Component, the closing level of the Index Component on the current Index Calculation Day divided by the closing level of the Index Component on the specified date.

Calculating the relative weight for each Constituent Index

On the Index Start Date and on each Rebalance Date, the relative weights of the Constituent Indices are determined by computing the percentage that each of the 14 major categories of spending in the CEX table represents of total consumer expenditure of the age group classified as “65 years and older.” The relative weights for six of the Constituent Indices are each directly assigned the corresponding percentage for 6 of the 14 categories (Housing, Transportation, Food, Healthcare, Personal insurance and pensions, and Apparel and services). The relative weight for the seventh Constituent Index, representing discretionary spending, is assigned the sum of the percentages for each of the remaining eight categories of spending (Alcoholic beverages, Entertainment, Personal care products and services, Reading, Education, Tobacco products and smoking supplies, Miscellaneous, and Cash contributions). See “The Constituent Indices” table above.

The closing level of each Constituent Index will be rounded to four decimal places, and the closing level of the Base Index for purposes of the calculations described herein will be rounded to four decimal places when published and when referred to by all subsequent calculations described herein. The Base Index Value on the Index Start Date was 100. The Base Index was launched on January 31, 2015.

Calculation of the Total Return Blended Index

The Total Return Blended Index is designed to track the volatility-adjusted performance of the Base Index, which is supplemented by a long exposure to the Reference Fixed Income Index or a short exposure to the Funding Component. Because the Total Return Blended Index is a total return index and the Reference Fixed Income Index is an excess return index, the performance of an overnight cash investment (the “Cash Component”) is tracked and included alongside the Referenced Fixed Income Index in the index value to represent the total return of a fixed income investment. The Index Value Vt  on any Index Calculation Day t following the Index Start Date will be calculated as follows:

Where:

“t-1”	refers to the Index Calculation Day immediately preceding Index Calculation Day t
“Index(t-1)”	is the Index Value as of the close of Index Calculation Day t-1
“P(t-1)”	is the Participation as of Index Calculation Day t-1, as determined below
“S(t)”	is the published closing level of the Base Index on Index Calculation Day t
“S(t-1)”	is the published closing level of the Base Index on Index Calculation Day t-1
“FA(t)”	is the closing level of the Funding Component on Index Calculation Day t, as determined below
“FA(t-1)”	is the closing level of the Funding Component on Index Calculation Day t-1, as determined below

“CA(t)”	is the closing level of the Cash Component on Index Calculation Day t, as determined below
“CA(t-1)”	is the official closing level of the Cash Component on Index Calculation Day t-1, as determined below
“FI(t)”	is the published closing level of the Reference Fixed Income Index on Index Calculation Day t
“FI(t-1)”	is the published closing level of the Reference Fixed Income Index on Index Calculation Day t-1
“TC(t-1)”	is the Notional Transaction Cost on Index Calculation Day t-1, as determined below
“Fee(t)”	is the Index Calculation Fee on Index Calculation Day t, as determined below

The Index Value of the Total Return Blended Index (the “Total Return Blended Index Value”) on any Index Calculation Day following the Index Start Date is (A) the closing level of the Total Return Blended Index on the immediately preceding Index Calculation Day multiplied by the quantity (i) one, (ii) plus the product of the Participation on the immediately preceding Index Calculation Day multiplied by the relative change in the Base Index Value since the immediately preceding Index Calculation Day, (iii) minus the product of (x) the greater of the quantity (I) the Participation on the immediately preceding Index Calculation Day minus one or (II) zero, multiplied by the Relative Change in Value of the Funding Component since the immediately preceding Index Calculation Day, (iv) plus the product of (x) the greater of the quantity (I) one minus the Participation on the immediately preceding Index Calculation Day or (II) zero, multiplied by (y) the sum of (I)) the Relative Change in Value of the Reference Fixed Income Index since the immediately preceding Index Calculation Day and (II) the Relative Change in Value of the Cash Component since the immediately preceding Index Calculation Day, minus (B) the Notional Transaction Cost for the immediately preceding Index Calculation Day, minus (C) the Index Calculation Fee for such Index Calculation Day.

“Participation” means the daily hypothetical long exposure to the Base Index. A Participation of 100% means that the Blended Index has an exposure to the Base Index equal to the Index Value on that Index Calculation Day. A Participation of less than 100% means that the exposure to the Base Index represents only a portion of the Index Value, while a Participation of greater than 100% means that the Blended Index has a leveraged exposure to the Base Index. The exposure to the Reference Fixed Income Index on any day is the Blended Index Value less the notional exposure to the Base Index. On any day for which the Participation is less than 100%, the Blended Index will have a hypothetical long exposure to the Reference Fixed Income Index. On any day for which the Participation is greater than 100%, the Blended Index will have a hypothetical short exposure to the Funding Component. For a more detailed description of the Participation calculation, please see “—Calculating the Participation” below.

“Funding Component” means a hypothetical floating rate cost designed to approximate the cost of financing a notional exposure to (i) the Excess Return Blended Index and (ii) the leveraged Base Index as a component of either Blended Index. For a more detailed description of the Funding Component calculation, please see “—Calculating the Value of the Funding Component” below.

“Cash Component” means a hypothetical floating rate instrument designed to approximate the return of an overnight cash investment. For a more detailed description of the Index Calculation Fee calculation, please see “—Calculating the Value of the Cash Component” below.

“Relative Change in Value” means, since any specified date, for any Index Component, the value of the Index Component on the current Index Calculation Day divided by the value of the Index Component on the specified date, minus one.

“Notional Transaction Cost” means, for any Index Calculation Day, the notional transaction cost of rebalancing the Blended Index to establish the level of exposure to the Base Index (subject to the Volatility Cap) designed to achieve the Volatility Target. For a more detailed description of the Notional Transaction Cost calculation, please see “—Calculating the Notional Transaction Cost” below.

“Index Calculation Fee” means, for any Index Calculation Day, the daily equivalent of 0.50% annual calculation fee. For a more detailed description of the Index Calculation Fee calculation, please see “—Calculating the Index Calculation Fee” below.

The closing level of the Reference Fixed Income Index for purposes of the calculations described herein will be rounded to three decimal places, and the closing level of the Total Return Blended Index will be rounded to four decimal places when published and when referred to by all subsequent calculations described herein. The Total Return Blended Index Value on the Index Start Date was 100. The Total Return Blended Index was launched on July 23, 2015.

Calculation of the Excess Return Blended Index

The Excess Return Blended Index is designed to track the volatility-adjusted performance of the Base Index, supplemented by a long exposure to the Reference Fixed Income Index or a short exposure to the Funding Component, and will subtract out a short exposure to the Funding Component at a value equal to an approximation of the daily interest cost that might have been charged to finance the leveraged or deleveraged daily value of the Excess Return Blended Index. The Index Value Vt  on any Index Calculation Day t following the Index Start Date will be calculated as follows:

Where:

“t-1”	refers to the Index Calculation Day immediately preceding Index Calculation Day t
“Index(t-1)”	is the Index Value as of the close of Index Calculation Day t-1
“P(t-1)”	is the Participation as of Index Calculation Day t-1, as determined below
“S(t)”	is the official closing level of the Base Index on Index Calculation Day t
“S(t-1)”	is the official closing level of the Base Index on Index Calculation Day t-1
“FI(t)”	is the published closing level of the Reference Fixed Income Index on Index Calculation Day t
“FI(t-1)”	is the published closing level of the Reference Fixed Income Index on Index Calculation Day t-1
“FA(t)”	is the closing level of the Funding Component on Index Calculation Day t, as determined below
“FA(t-1)”	is the closing level of the Funding Component on Index Calculation Day t-1, as determined below
“TC(t-1)”	is the Notional Transaction Cost on Index Calculation Day t-1, as determined below
“Fee(t)”	is the Index Calculation Fee on Index Calculation Day t, as determined below

The Index Value of the Excess Return Blended Index (the “Excess Return Index Value”) on any Index Calculation Day following the Index Start Date is (A) the closing level of the Excess Return Blended Index on the immediately preceding Index Calculation Day multiplied by the quantity (i) one, (ii) plus the product of the Participation on the immediately preceding Index Calculation Day multiplied by the relative change in the Base Index Value since the immediately preceding Index Calculation Day, (iii) minus the product of the Participation on the immediately preceding Index Calculation Day multiplied by the Relative Change in Value of the Funding Component since the immediately preceding Index Calculation Day, (iv) plus the product of (x) the greater of the quantity (I) one minus the Participation on the immediately preceding Index Calculation Day or (II) zero, multiplied by (y) the Relative Change in Value of the Reference Fixed Income Index since the immediately preceding Index Calculation Day, , minus (B) the Notional Transaction Cost for the immediately preceding Index Calculation Day, minus (C) the Index Calculation Fee for such Index Calculation Day.

The Excess Return Blended Index will be rounded to four decimal places when published and when referred to by all subsequent calculations described herein. The Excess Return Blended Index Value on the Index Start Date was 100. The Excess Return Blended Index was launched on February 27, 2015.

Calculating the Participation

The Participation is the daily-calculated exposure of each Blended Index to the Base Index. The Participation will be based on the historical annualized volatility of the Base Index over the most recent twenty consecutive Index Calculation Days (the “Window”). Such annualized volatility is during such Window is referred to herein as the “Realized Volatility.”

The Participation P(t) on any Index Calculation Day t (following the twentieth Index Calculation Day after the Index Start Date) will be calculated by the Index Calculation Agent as follows:

Where:

RealVol(t)	is the Realized Volatility over the Window on Index Calculation Day t
S(t-i)	is the published closing level of the Base Index on Index Calculation Day t-i
S(t-i-1)	is the published closing level of the Base Index on Index Calculation Day t-i-1
Volatility Cap	is 150% (i.e., the maximum level of exposure each Blended Index can have to the Base Index)

The Participation is calculated by dividing the Volatility Target by the Realized Volatility of the Base Index, and is subject to the Volatility Cap (the maximum exposure to the Base Index and thus the maximum leverage of the Base Index as a component of the Blended Index). Based on this calculation, if the Realized Volatility is lower than the Volatility Target, the Participation will be greater than 100%, which represents a leveraged position in the Base Index, and (subject to the Volatility Cap), such leverage will be the ratio of the Volatility Target to the Realized Volatility. On the other hand, if the Realized Volatility is greater than the Volatility Target, the Participation will be less than 100%, which represents a deleveraged position in the Base Index, which will be the ratio of the Volatility Target to the Realized Volatility.

Calculating the Value of the Funding Component

The value of the Funding Component represents the cumulatively compounded amount required to finance a notional exposure to (i) the Excess Return Blended Index and (ii) the leveraged Base Index as a component of either Blended Index. The amount required for financing is assumed to be the cost of floating rate borrowing at 3-month USD Libor plus 0.40% (the “Reference Rate”). The Reference Rate will be rounded to six decimal places when referred to by all calculations described herein. The value of the Funding Component FA(t) on any Index Calculation Day t following the Index Start Date will be calculated as follows:

Where:

t-1	is the Index Calculation Day immediately preceding Index Calculation Day t
FA(t-1)	is the closing level of the Funding Component as of Index Calculation Day t-1
R(t-1)	is the closing level of the Reference Rate on Index Calculation Day t-1, or as of the immediately preceding day if such rate is not available on t-1
DC(t-1, t)	is the day count, calculated as the number of calendar days from and including Index Calculation Day t-1 to and excluding Index Calculation Day t, divided by 365

The value of the Funding Component on any Index Calculation Day following the Index Start Date is computed by multiplying the value of the Funding Component on the immediately preceding Index Calculation Day by the sum of (i) one plus (ii) the product of the Reference Rate on the preceding Index Calculation Day multiplied by the quotient of the number of calendar days from and including the immediately preceding Index Calculation Day to and excluding the current Index Calculation Day divided by 365. The value of the Funding Component on the Index Start Date was normalized to 1000.

Calculating the Value of the Cash Component

The value of the Cash Component represents the cumulatively compounded amount that would be returned by a short-term cash investment, and is a component of the Total Return Blended Index. This amount is calculated using the Fed Funds Overnight Rate (the “Overnight Rate”). The value of the Cash Component CA(t) on any Index Calculation Day t following the Index Start Date will be calculated as follows:

Where:

t-1	is the Index Calculation Day immediately preceding Index Calculation Day t
CA(t-1)	is the closing level of the Cash Component as of Index Calculation Day t-1
FF(t-1)	is the official level of the Overnight Rate on Index Calculation Day t-1, or as of the immediately preceding day if such rate is not available on t-1, minus five (5) basis points
DC(t-1, t)	is the day count, calculated as the number of calendar days from and including Index Calculation Day t-1 to and excluding Index Calculation Day t, divided by 365

The value of the Cash Component on any Index Calculation Day following the Index Start Date is computed by multiplying the value of the Cash Component on the immediately preceding Index Calculation Day by the sum of (i) one plus (ii) the product of the Overnight Rate on the preceding Index Calculation Day less five basis points multiplied by the quotient of the number of calendar days from and including the immediately preceding Index Calculation Day to and excluding the current Index Calculation Day divided by 365. The value of the Cash Component on the Index Start Date was normalized to 1000. The value of the Cash Component will be rounded to six decimal places when referred to by all calculations described herein.

Calculating the Notional Transaction Cost

The Notional Transaction Cost is applied daily to each Blended Index to account for the estimated notional daily cost of rebalancing the Index Components of the Blended Index that would be incurred to establish the volatility-adjusted level of exposure to the Base Index. The Notional Transaction Cost is a fixed fee percentage of 0.0002 (the “Transaction Cost Rate”) applied to the effective change in notional exposures of the Base Index and the Reference Fixed Income Index as a result of the daily rebalancing and will reduce the Index Value. The Notional Transaction Cost TC(t) on any Index Calculation Day t following the Index Start is calculated as follows:

Where:

“t-1”	refers to the Index Calculation Day immediately preceding Index Calculation Day t
“Index(t)”	is the Index Value as of the close of Index Calculation Day t
“Index(t-1)”	is the Index Value as of the close of Index Calculation Day t-1
“P(t)”	is the Participation as of Index Calculation Day t, as determined above
“P(t-1)”	is the Participation as of Index Calculation Day t-1, as determined above
“S(t)”	is the official closing level of the Base Index on Index Calculation Day t
“S(t-1)”	is the official closing level of the Base Index on Index Calculation Day t-1
“FI(t)”	is the official closing level of the Reference Fixed Income Index on Index Calculation Day t
“FI(t-1)”	is the official closing level of the Reference Fixed Income Index on Index Calculation Day t-1
TCRate	is the Transaction Cost Rate (which is 0.0002)

The Notional Transaction Cost on the Index Start Date was 0. On any Index Calculation Day following the Index Start Date, the Notional Transaction Cost will be the product of the Transaction Cost Rate multiplied by the sum of (i) the absolute value of the difference between (A) the product of the Index Value as of the end of the Index Calculation Day (after all rebalancing has been performed for such day) multiplied by the Participation as of the Index Calculation Day minus (B) the product of the Index Value as of the end of the immediately preceding Index Calculation Day (after all rebalancing has been performed for such day) multiplied by the Participation as of the Index Calculation Day immediately preceding the Index Calculation Day multiplied by the Relative Value of the Base Index since the immediately preceding Index Calculation Day plus (ii) the absolute value of the difference between (A) the product of the Index Value as of the end of the Index Calculation Day (after all rebalancing has been performed for such day) multiplied by the greater of zero and the quantity equal to one minus the Participation as of the Index Calculation Day minus (B) the product of the Index Value as of the end of the immediately preceding Index Calculation Day (after all rebalancing has been performed for such day) multiplied by the greater of zero and the quantity equal to one minus the Participation as of the Index Calculation Day immediately preceding the Index Calculation Day multiplied by the Relative Value of the Reference Fixed Income Index since the immediately preceding Index Calculation Day.

Calculating the Index Calculation Fee

The Index Calculation Fee is subtracted from the Index Level of each Blended Index on a daily basis. The Index Calculation Fee is the daily equivalent of a fixed 0.50% annual calculation fee (the “Index Calculation Fee Rate”) applied to the Index Level as of the immediately preceding Index Calculation Date.

The Index Calculation Fee was 0 on the Index Start Date. The Index Calculation Fee, Fee (t), on any Index Calculation Day t following the Index Start Date will be calculated as follows:

Where:

t-1	is the Index Calculation Day immediately preceding Index Calculation Day t
Index(t-1)	is the Index Value as of the close of Index Calculation Day t-1
FeeRate	is the Index Calculation Fee Rate
DC(t-1, t)	is the day count, calculated as the number of calendar days from and including Index Calculation Day t-1 to and excluding Index Calculation Day t, divided by 365

On any Index Calculation Day following the Index Start Date, the Index Calculation Fee is the product of (i) the Index Value on the immediately preceding Index Calculation Day multiplied by (ii) the Index Calculation Fee Rate multiplied by (iii) the number of calendar days from and including the immediately preceding Index Calculation Day, to and excluding the current Index Calculation Day divided by 365.

Publication of the Index Values

The Index Calculation Agent retains the right to delay publication of any Index Value of the Index Family if it reasonably believes at such time there are circumstances that prevent the correct calculation of the applicable Index.

The Index Values will be calculated by the Index Calculation Agent and published on Bloomberg pages CSEARECI <Index> for the Base Index, CSEARC5T <Index> for the Total Return Blended Index and CSEARC5E <Index> for the Excess Return Blended Index. Calculation and publication of the Index Values in respect of each Index Calculation Day is expected to take place at or shortly after 6:00 PM New York City time on that day.

In the event that an Index Value published by the Index Calculation Agent is amended after it is initially published, but before the publication of the following Index Calculation Day’s Index Value, the amended Index Value will be considered the official fixing level and used in all applicable calculations. Any of the Indices may be replaced by a successor Index.

In the event that after the publication of the official fixing level of an Index the published value of any Index Component, or any Reference Rate or other index input that could impact a calculation of the level of the Index, is changed or amended in respect of a time period prior to the day on which the level of the Index is being determined, the Index Calculation Agent will be under no obligation to recalculate the level of the Index or make any corresponding adjustment to the level of the Index or adjust any other calculation related to any variable used in the calculation of the Index in order to take account of such change by altering the level. The Index Calculation Agent, in consultation with the Index Committee, nonetheless will have the discretion to make appropriate adjustments to the published level of an Index in good faith and in order to achieve a commercially reasonable outcome, in any particular situation referred to in the preceding sentence, in light of the facts and circumstances of such situation.

Amendment of the Index Rules

The Index Sponsor may in consultation with the Index Calculation Agent and with the approval of the Index Committee, supplement, amend (in whole or in part), revise, rebalance or withdraw any of the Indices at any time if one of the following occurs:

(i)	there is any event or circumstance that in the determination of the Index Sponsor makes it impossible or impracticable to calculate or achieve the objectives of the Index pursuant to the Index Rules.
(ii)	a change to the Index Rules is required to address an error, ambiguity or omission; or
(iii)	the Index Sponsor determines that an “Extraordinary Event” has occurred.

provided, that in any such circumstance, any resulting supplement to or amendment or revision of the Index Methodology or change to the Index Components will be consistent with the fundamental structure and objectives of the Index.

A supplement, amendment, revision, rebalancing or withdrawal may lead to a change in the way any of the Indices is calculated or constructed. Such changes may include, but are not limited to, substitution of an Index Component (including a Constituent Index), index rebalancing on a date on which there would not normally be a rebalancing under the Index Rules, but otherwise in accordance with the rebalancing process specified above, or changes to the Index Methodology. In the event that Index Sponsor substitutes or makes a change to any Index Component or other factor, it will seek to find a substitute that is substantially similar to existing components or factors.

“Extraordinary Event” means (i) a change in the liquidity, trading volume, terms or listing of any Index Component, or Tracking Component; (ii) any event or circumstance as a result of which the Index Sponsor determines that the value of an Index Component or a Tracking Instrument is unreliable; (iii) an Index Component or Tracking Instrument is discontinued or otherwise becomes generally unavailable to market participants; (iv) change in the method by which the value of an Index Component is calculated; or (v) any event that in the sole determination of the Index Sponsor, (A) serves to frustrate the purpose or aims of the Index Methodology or (B) interferes with the ability of market participants generally to establish, maintain, value, rebalance, unwind or monetize positions in relation to an Index Component or Tracking Instrument, which, in the case of each of (i) – (v) above, the Index Sponsor determines is material in the context of the Index.

Suspension of any of the Indices

Index Disruption

Where, in the determination of the Index Calculation Agent, an “Index Disruption Event” has occurred or is existing and subsisting in respect of any Index Calculation Day (a “Disrupted Day”), the Index Calculation Agent may in respect of such Disrupted Day (i) suspend the calculation and publication of the level of the applicable Index Value and/or (ii) determine the applicable Index Value on the basis of alternative price sources or estimated or adjusted data and it may publish an estimated level of the Index Value.

For these purposes, “Index Disruption Event” means a General Disruption Event or an Index Component Disruption Event.

General Disruption Events

In the determination of the Index Sponsor, each of the following events is a “General Disruption Event”:

(i)	a closure of the money markets denominated in the U.S. dollar or any other relevant currency as determined by the Index Calculation Agent other than for ordinary public holidays, or a restriction or suspension in trading in these markets that materially impacts any determination relevant to the construction or calculation of any of the Indices or the Index Values; and
(ii)	the failure, suspension or postponement of any calculation within the Index Methodology in respect of any Index Calculation Day, any event resulting in a breakdown in any means of communication or procedure normally used to enable the determination of the Index Values, any other event that the Index Calculation Agent determines will or is likely to prevent the prompt or accurate determination of the Index Values, or a conclusion by the Index Calculation Agent that as a consequence of any such event that the last reported Index Value of any Index not be relied upon.

Index Component Disruption Event

In the determination of the Index Sponsor that the event is material in relation to any of the Indices, each of the following events is an “Index Component Disruption Event”:

(i)	(a) the occurrence or existence, in respect of any Tracking Instrument, of one of the following:
(1)	a “Trading Disruption” on any relevant exchange in respect of such Tracking Instrument;
(2)	an “Exchange Disruption;” or
(3)	an “Early Closure;”
(ii)	any failure to publish the value of a Constituent Index or Tracking Instrument for any reason on a day when such Constituent Index or Tracking Instrument is scheduled to be published; or
(iii)	any event that disrupts or impairs (as determined by the Index Sponsor) the ability of market participants in general, or the Index Sponsor and/or its affiliates in particular, to effect transactions in or obtain market values for any Constituent Index or Tracking Instrument.

In addition to the foregoing, the Index Committee may terminate any of the Indices at any time, as it deems appropriate in its sole discretion.

“Early Closure” means the closure on any Exchange Business Day of the relevant exchange in respect of any Constituent Index or Tracking Instrument before its scheduled closing time, but not including an early closure if such earlier closing time is announced by such relevant exchange at least one hour before the earlier of (i) the actual closing time for the regular trading session on such relevant exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the scheduled closing time on such Exchange Business Day.

“Exchange Business Day” means any Scheduled Trading Day on which the relevant exchange is open for trading during its regular trading sessions, notwithstanding any such relevant exchange closing before its scheduled closing time.

“Exchange Disruption” means any event (other than an Early Closure) that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants in general to effect transactions on the relevant exchange in, or obtain reliable market values for, any Constituent Index or Tracking Instrument.

“Scheduled Trading Day” means, in respect of any relevant exchange, any day on which such exchange is scheduled to be open for trading for its regular trading session.

“Tracking Instrument” means each security, future or other instrument (i) the value of which is derived from the value or level of a Constituent Index or other Index Component or (ii) is a component of or is referenced or otherwise used in connection with the calculation, or determination of the level, of a Constituent Index or other Index Component.

“Trading Disruption” means, with respect to any Tracking Instrument any suspension of or limitation of trading on the relevant exchange, whether imposed by the exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise.

Role of the Index Sponsor and Index Calculation Agent

The Index Sponsor or the Index Calculation Agent may, at its discretion, transfer or delegate to another entity some or all of the functions and calculations associated with the role of Index Sponsor and Index Calculation Agent, as applicable, under the Index Rules.

The Index Sponsor is the final authority on the Indices and the interpretation and application of the Index Rules. The Index Sponsor may, in accordance with the conditions and other terms specified in the Index Rules, supplement, amend (in whole or in part), revise or withdraw the Index Rules at any time. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the Indices are calculated or constructed and may affect the Indices in other ways. Without prejudice to the generality of the foregoing, the Index Sponsor may determine that a change to the Index Rules is required or desirable in order to update the Index Rules to make them consistent with the Index Methodology or to address an error, ambiguity or omission. Such changes, for example, may include changes to eligibility requirements or construction and weighting rules. Consistent with the foregoing, the Index Rules may change without prior notice. The Index Sponsor may apply the Index Rules in such manner as it, in its discretion, considers reasonable and in doing so may rely upon other sources of market information as it, in its discretion, considers reasonable.

Unless otherwise specified, the Index Calculation Agent shall make all calculations, determinations, amendments, interpretations and selections in respect of the Indices. The calculations, determinations, amendments, interpretations and selections of the Index Calculation Agent shall be made by it in accordance with the Index Rules, having regard in each case to the criteria stipulated therein and (where relevant) on the basis of information provided to or obtained by employees or officers of the Index Calculation Agent responsible for making the relevant calculations, determinations, amendments, interpretations and selections.

“Credit Suisse,” the Credit Suisse logo and the “CS Retiree Consumer Expenditure IndexTM”, “CS Retiree Consumer Expenditure 5% Blended Index Excess ReturnTM,” and “CS Retiree Consumer Expenditure 5% Blended Index Total ReturnTM” are trademarks or service marks or registered trademarks or registered service marks of Credit Suisse Group AG or one of its affiliates.

The Constituent Indices and the REFERENCE Fixed Income Index

The CS Retiree Consumer Expenditure Index (the Base Index) is composed of seven Constituent Indices. Each Constituent Index is sponsored, calculated and published by S&P Dow Jones Indices LLC according to its methodology as described below. S&P Dow Jones Indices LLC, U.S. indices are designed to reflect the U.S. equity markets and, through the markets, the U.S. economy. Each Constituent Index comprises U.S. equities contained within the S&P 500 or the S&P Total Market Index. Three of the Constituent Indices are S&P 500 Sector Indices, and are composed of equities of companies in the S&P 500, and another of the Constituent Indices is a sub-index of the S&P 500 Sector Indices, also composed of companies in the S&P 500. The remaining three Constituent Indices are S&P Select Industry Indices, and are composed of equities of companies in the S&P Total Market Index.

Each Constituent Index is a total return index, which assumes that dividends of the underlying equity constituents are reinvested in the index at the close on the ex-date. Dividends that are outside of the normal payment pattern established historically by the issuing corporation (called “special dividends”), are also treated as corporate actions with offsetting price and divisor adjustments.

The S&P 2-Year US Treasury Note Futures Index Excess Return (the Reference Fixed Income Index) is sponsored, calculated and published by S&P Dow Jones Indices LLC according to its methodology as described below. The Reference Fixed Income Index seeks to track the performance of 2-Year U.S. Treasury note futures that roll quarterly. The Reference Fixed Income Index is an excess return index, which assumes that the excess over a risk free return is reflected in the value of the futures that are notionally rolled.

We have derived all information contained herein regarding each Constituent Index and the Reference Fixed Income Index, including, without limitation, its composition, its method of calculation and changes in its components and its historical closing values, from publicly available information. We have not participated in the preparation of, or verified, or made any due diligence inquiry into, such publicly available information. Such information reflects the policies of, and is subject to change by, the sponsor(s) of such indices.

Each Constituent Index and the Reference Fixed Income Index is developed, calculated and maintained by S&P Dow Jones Indices LLC, its sponsor and publisher. We cannot give any assurance that all events occurring prior to the date of the applicable pricing supplement (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that may affect the level of any Constituent Index or the Reference Fixed Income Index (and therefore the level of any such Constituent Index or the Reference Fixed Income Index at the time we price the securities, as applicable) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor of any Constituent Index or the Reference Fixed Income Index could affect the interest, payment at maturity or any other amounts payable, if any, on the securities, as applicable, and therefore the market value of the securities in the secondary market, if any.

You should make your own investigation into any relevant Constituent Index or the Reference Fixed Income Index and S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC is not involved in the offer of securities in any way and has no obligation to consider your interests as a holder of any securities. S&P Dow Jones Indices LLC has no obligation to continue to publish the Constituent Indices or the Reference Fixed Income Index, and may discontinue or suspend publication of any Constituent Index or the Reference Fixed Income Index at any time in its sole discretion.

The historical performance of a Constituent Index or the Reference Fixed Income Index is not an indication of its future performance and future performance may differ significantly from historical performance, either positively or negatively.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of this underlying supplement or other offering documents.

The S&P 500® Index and the S&P Total Market Index

The S&P 500 and the S&P Total Market Index are maintained and calculated by S&P Dow Jones Indices LLC. The S&P 500 focuses on the large-cap sector of the market; however, since it includes a significant portion of the total value of the market, it also represents the market. Companies in the S&P 500 are considered leading companies in leading industries. The S&P Total Market Index includes all eligible U.S. common equities listed on the NYSE

(including NYSE Arca), the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market.

The S&P 500® Index

The S&P 500 is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500 (as discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P Dow Jones Indices LLC chooses companies for inclusion in the S&P 500 with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P Dow Jones Indices LLC may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. The S&P 500 is reported by Bloomberg under the ticker symbol “SPX.”

Criteria for Inclusion in the S&P 500.

In order to be included in the S&P 500, the stock must meet the following criteria:

•	the issuer must have an unadjusted market capitalization of $5.3 billion or more. The market capitalization requirements are reviewed periodically so as to ensure consistency with market conditions;
•	the ratio equal to the dollar value traded over the previous 12 months divided by the float-adjusted market capitalization (the “float-adjusted liquidity ratio”) should be 1.00 or greater, and the company must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; initial public offerings must be seasoned for 6 to 12 months before being considered for addition to the index;
•	the issuer of the stock must be a U.S. company (to determine whether an issuer is a U.S. company, S&P Dow Jones Indices LLC considers a number of factors, including the location of the company’s operations, corporate governance structure, accounting standards and exchange listings);
•	at least 50% of the issuer’s market capitalization must be publicly floated (this percentage being the investible weight factor, or “IWF”);
•	the issuer must also be found to be financially viable; the as-reported earnings for the most recent quarter and for the sum of the most recent four consecutive quarters must both be positive, where as-reported earnings are defined as GAAP net income, excluding discontinued operations and extraordinary items, and a company’s balance sheet leverage must be operationally justifiable in the context of both its industry peers and its business model; for equity REITs, financial viability is based on as-reported earnings and/or funds from operations (FFO), if reported; and
•	the issuer must also be an operating company—limited partnerships, OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred shares, unit trusts, equity warrants, convertible bonds, investment trusts, ADRs, ADSs and MLP IT units are not eligible; but real estate investment trusts and business development companies are eligible.

A company can be removed from the S&P 500 if it substantially violates one or more of the criteria for index inclusion, or if the company is involved in a merger, acquisition or restructuring such that it no longer meets the inclusion criteria. Changes to the S&P 500 constituent companies are made as needed, with no annual or semi-annual reconstruction. Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Constituent changes are typically announced one to five days before they are scheduled to be implemented. In addition, the sector representation for the S&P 500 is periodically evaluated and updated based on activity in the U.S. economy.

The S&P Total Market Index

The S&P Total Market Index is designed to track the broad equity market, including large-, mid-, small-, and micro-cap stocks. The inclusion requirements for the S&P Total Market Index follow the same domicile and security eligibility criteria used for the S&P 500 except that a company must only have an IWF of 10% or more and an annual float-adjusted liquidity ratio of 10% or more. There are no financial viability criteria and no minimum market capitalization requirements for the S&P Total Market Index Initial public offerings (IPOs) are included on the same basis as other companies, providing there is one month of trading data as of the last day of the month prior to rebalancing. IPOs that are added remain in the index for a minimum of two quarters. Exclusions due to the violation of eligibility criteria are considered thereafter. An issue re-emerging from pink sheets or bulletin board status is eligible for inclusion at the next regular rebalancing if it meets the requirements. Spin-offs from S&P Total Market Index constituents are normally added on the effective date.

S&P Total Market Index constituents are rebalanced for additions or deletions on a quarterly basis. Qualifications for inclusion or exclusion are determined on the last trading day of the month prior to the rebalancing. The rebalancing coincides with the expiration of U.S. index futures and options, on the third Friday of the last month of each quarter. Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

Effective with the September 2015 rebalancing, S&P Dow Jones Indices LLC includes all publicly listed multiple share class lines separately in its float market cap (FMC) weighted indices subject to liquidity and float criteria currently in place for each index. Index membership eligibility for a company with multiple share class lines is based on the total market capitalization of the company. The S&P Total Market Index is reported by Bloomberg under the ticker symbol “SPTMI.”

The S&P 500 and S&P Total Market Index Methodology

On March 21, 2005, S&P began to calculate the S&P 500 based on a half float adjusted formula, and on September 16, 2005 the S&P 500 became fully float adjusted. S&P’s criteria for selecting stocks for the S&P 500 have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 (i.e., its market value).

Under float adjustment, the share counts used in calculating the weights for constituents of the S&P 500 and S&P Total Market Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

On September 21, 2012, all share-holdings with a position greater than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500 and the S&P Total Market Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. The “float-adjusted market capitalization” is the number of float shares multiplied by the average share price per float share.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float unless those shares form a control block. If a company has more than one class of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, the IWF is calculated by dividing (i) the available float shares by (ii) the total shares outstanding. As of September 21, 2012, available float shares are defined as total shares outstanding less shares held by control holders. For companies with multiple classes of stock, S&P Dow Jones Indices LLC will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the S&P 500 or S&P Total Market Index, the shares to be purchased are not significantly larger than the available float for the included class.

The S&P 500 and the S&P Total Market Index are calculated using a base-weighted aggregate methodology: the level of the relevant index reflects the total market value of all component stocks relative to such index’s base period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculations of the S&P 500 and the S&P Total Market Index are computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 or the S&P Total Market Index, it is the only link to the original base period level of the S&P 500 or the S&P Total Market Index, as applicable. The index divisor keeps the applicable index comparable over time and is the manipulation point for all adjustments to the S&P 500 and the S&P Total Market Index.

To prevent the level of the S&P 500 and S&P Total Market Index from changing due to corporate actions, all corporate actions that affect the total market value of the relevant index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500 or S&P Total Market Index remains constant. This helps maintain the level of the relevant index as an accurate barometer of stock market performance and ensures that the movement of the index does not reflect the corporate actions of individual companies in the index. All index divisor adjustments are made after the close of trading based on closing prices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 or S&P Total Market Index and do not require index divisor adjustments.

The table below summarizes the types of S&P 500 and S&P Total Market Index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Made to Index	Divisor Adjustment Required
Company added/deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF due to a corporate action or a purchase or sale by an inside holder	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Type of Corporate Action	Adjustment Made to Index	Divisor Adjustment Required
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the index divisor of the S&P 500 or S&P Total Market Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P Dow Jones Indices LLC so that there is no change in the market value of the S&P component stock. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P component stock and consequently of altering the aggregate market value of the S&P component stocks, i.e., the post-event aggregate market value. In order that the pre-event index value not be affected by the altered market value (whether increase or decrease) of the affected S&P component stock, a new index divisor is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies included in each S&P 500 and S&P Total Market Index. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 and S&P Total Market Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the index. In addition, changes in a company’s total shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading the following Friday (one week later). If an exchange holiday/closure falls on a Friday, the weekly share change announcement will be made the day before the exchange holiday/closure.

The S&P 500 Sector Indices

The S&P 500 Sector Indices are designed to measure the performance of broad sectors of the U.S. economy. Each of the S&P 500 Sector Indices (the “Sector Indices”) tracks the performance of U.S. equities contained in the S&P 500, in a certain market sector. The three Sector Indices that are Constituent Indices of the Base Index are the S&P 500 Consumer Discretionary (Sector) Index Total Return (which tracks the consumer discretionary sector), the S&P 500 Health Care (Sector) Index Total Return (which tracks the health care sector) and the S&P 500 Real Estate (Sector) Index Total Return.

At each moment in time, the constituents of the Sector Indices are all members of the S&P 500. Each and every constituent of the S&P 500 is assigned to one and only one Sector Index. Refer to the S&P 500 eligibility criteria above for further details on how constituents of the S&P 500 are selected. In 1999, S&P Dow Jones Indices and MSCI jointly developed the Global Industry Classification Standard (GICS) to establish a global standard for categorizing companies into sectors and industries. S&P Dow Jones Indices LLC has sole control over the removal of stocks from the S&P 500 and the selection of replacement stocks to be added to the S&P 500. The GICS classification system currently consists of 11 sectors, 24 industry groups, 68 industries and 157 sub-industries. The GICS sectors are: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, utilities and real estate.

Index Construction and Calculation.

Each Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500, using a base-weighted aggregate methodology. Aside from the sector classification, all index constituents’ corporate actions follow the parent S&P 500. See “The S&P 500 and S&P Total Market Index Methodology” and “The S&P 500® Index” above. The daily calculation of each Sector Index is computed by dividing the total market value of the companies in the Sector Index by a number called the index divisor.

The index compilation agent at any time may determine that an S&P 500 component stock which has been assigned to one Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Sector Index and assigned to a different Sector Index. In the event that the index compilation agent notifies S&P that an S&P 500 component stock’s Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that S&P 500 component stocks will change sectors frequently.

Component stocks removed from and added to the S&P 500 will be deleted from and added to the appropriate Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 insofar as practicable.

The S&P 500 Consumer Discretionary (Sector) Index Total Return

The S&P 500 Consumer Discretionary (Sector) Index Total Return, which is one of Sector Indices that compose the S&P 500, is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 from the following industries: automobiles & auto components; consumer durables & apparel (household durables; leisure products; and textiles, apparel & luxury goods); consumer services (hotels, restaurants & leisure; and diversified consumer services); media; and retailing (specialty; multiline; internet & catalog; and distributors). The S&P 500 Consumer Discretionary (Sector ) Index Total Return has a launch date of June 28, 1996, and had an initial value of 135.23 on that date. It is reported by Bloomberg under the ticker symbol “SPTRCOND.”

The S&P 500 Health Care (Sector) Index Total Return

The S&P 500 Health Care (Sector) Index Total Return, which is one of Sector Indices that compose the S&P 500, is a modified market capitalization -based index intended to track the movements of companies that are components of the S&P 500 from the following industries: health care equipment & supplies; health care providers & services; pharmaceuticals; biotechnology; and life sciences tools and services. The S&P 500 Health Care (Sector) Index Total Return has a launch date of June 28, 1996, and had an initial value of 171.08 on that date. It is reported by Bloomberg under the ticker symbol “SPTRHLTH.”

The S&P 500 Real Estate (Sector) Index Total Return

The S&P 500 Real Estate (Sector) Index Total Return, which is one of Sector Indices that compose the S&P 500, intends to track the movements of companies that are components of the S&P 500 from the following industries: real estate investment trusts and real estate management & development. The S&P 500 Real Estate (Sector) Index Total Return has a launch date of September 19, 2016, and had an initial value of 370.07 on that date. It is reported by Bloomberg under the ticker symbol “SPTRRLST.”

Prior to October 3, 2016, the Index Family tracked the real estate sector through the S&P 500 Real Estate (Industry Group) Index Total Return (Bloomberg ticker SPTR5EST). On September 19, 2016, S&P removed the real estate industry group from the financials sector and established the newly created real estate sector. As of the date of this Underlying Supplement, the real estate sector contains only the real estate industry group. The Index Family included the S&P 500 Real Estate (Industry Group) Index Total Return (Bloomberg ticker SPTR5EST) from and including the inception date through September 30, 2016, and includes the S&P 500 Real Estate (Sector) Index Total Return (Bloomberg ticker SPTRRLST) from and including October 3, 2016.

The S&P 500 Industry sub-Indices

The S&P 500 Industry sub-Indices are designed to measure the performance of subsectors of the U.S. economy. Each S&P 500 Industry sub-Index (an “Industry sub-Index”) tracks the performance of U.S. equities contained in the S&P 500, in a certain industry group or sub-industry. As of the date of this Underlying Supplement, the Industry sub-Index that is a Constituent Index of the Base Index is the S&P 500 Apparel Retail (Sub-Industry) Index Total Return (which tracks the apparel retail sub-industry).

Constituents. At each moment in time, the constituents of the Industry sub-Index are all members of the S&P 500 having a GICS classification corresponding to the industry group or sub-industry that the Industry sub-Index is designed to track. Refer to the S&P 500 eligibility criteria above for further details on how constituents of the S&P 500 are selected.

Weighting, Rebalancing, Construction and Calculation. The Industry sub-Indices take their weighting, rebalancing and construction directly from their parent Sector Index, and thus do not have independent weighting, rebalancing and construction methodology. Each Industry sub-Index is calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500, using a base-weighted aggregate methodology. The daily calculation of each Sector Index is computed by dividing the total market value of the companies in the Sector Index by a number called the index divisor.

The S&P 500 Apparel Retail (Sub-Industry) Index Total Return

The S&P 500 Apparel Retail (Sub-Industry) Index Total Return intends to track the price movements of companies that are components of the S&P 500 from the apparel retail sub-industry, which includes retailers specialized mainly in apparel and accessories. The S&P 500 Apparel Retail (Sub-Industry) Index Total Return has a launch date of December 30, 1994, and had an initial value of 100 on that date. It is reported by Bloomberg under the ticker symbol “S5APRETR.”

The S&P Select Industry Indices

The S&P Select Industry Indices (“Select Industry Indices”) are each designed to measure the performance of an industry group of the U.S. economy. Membership in a particular Select Industry Index is based on a company’s GICS classification, and each member must also satisfy liquidity and market capitalization requirements. The three Select Industry Indices that are Constituent Indices of the Base Index are the S&P Food & Beverage Select Industry Index Total Return (which tracks the food and beverage industry), the S&P Insurance Select Industry Index Total Return (which tracks the insurance industry) and the S&P Transportation Select Industry Index Total Return ) which tracks the transportation industry).

Constituents: At each moment in time, the constituents of the Select Industries Indices are all members of the S&P Total Market Index. Refer to the S&P Total Market Index eligibility criteria above for further details on how constituents of the S&P Total Market Index are selected. The index compilation agent, BofA Merrill Lynch Research, after consultation with S&P Dow Jones Indices LLC, assigns index constituents to a Select Industry Index based on the constituent’s GICS classification. Each Select Industry Index aims to have a minimum of 35 companies.

Inclusion and Exclusion Criteria. Each company in any Selector Industry Index must satisfy the inclusion and exclusion criteria. S&P Dow Jones Indices LLC applies these criteria separately.

To be eligible for inclusion in the Select Industry Indices, a company generally must either have a float-adjusted market capitalization above $500 million and a float-adjusted liquidity ratio above 90%, or a float-adjusted market capitalization above $400 million and a float-adjusted liquidity ratio above 150%. These general inclusion criteria apply to the S&P Food & Beverage Select Industry Index Total Return and the S&P Insurance Select Industry Index Total Return. To be eligible for inclusion in the S&P Insurance Industry Index Total Return, a company must have a float-adjusted market capitalization above $2 billion and float-adjusted liquidity ratio above 90%.

All companies satisfying the above inclusion requirements are included in the applicable Select Industry Index for their industry, as classified under GICS. If the total number of eligible companies in any Select Industry Index is less than 35, companies outside the industry (that meet the market capitalization and liquidity thresholds above) from a supplementary list of highly correlated sub-industries, are selected for inclusion in order of their float-adjusted market capitalization, in order to reach 35 companies total. The minimum float-adjusted market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date.

Companies that are existing constituents of the Select Industry Indices generally will be removed if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. These general exclusion criteria apply to the S&P Food & Beverage Select Industry Index Total Return and the S&P Insurance Select Industry Index Total Return. A company that is an existing constituent of the S&P Insurance Industry Index Total Return will be removed if either its float-adjusted market capitalization falls below $1 billion or its float-adjusted liquidity ratio falls below 50%. Removal for failing to satisfy the exclusion criteria occurs on the quarterly Rebalancing Effective Date.

At the discretion of S&P Dow Jones Indices LLC, companies with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Companies with such ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the index. S&P Dow Jones Indices LLC will provide up to five days advance notification of a deletion between rebalancings due to ownership restrictions.

Weighting Methodology. The Select Industry Indices use an adjusted equal-weighting methodology to weight constituent companies. The weight for each constituent is subject to a hard cap of 4.5% as well as a liquidity cap, where the excess weight is distributed proportionately among the remaining index constituents. As stock prices move, the weights will shift and the modified weights will change, thus requiring rebalancing from time to time to re-establish the proper weighting. Between index rebalancings, corporate actions generally have no effect on index weights, as either the index is adjusted for the corporate action to maintain the overall weight of the constituent affected by the action, or the constituent is removed (and the divisor of the index adjusted to maintain the index value).

Index Construction and Calculations. The Select Industry Indices are equal -weighted and calculated by the divisor methodology. The initial divisor is set to have a base index value of 1000 on December 17, 1999. The index value is simply the index market value divided by the index divisor:

Index Value = (Index Market Value) / Divisor

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

(Index Value)before rebalance = (Index Value)after rebalance

Therefore,

(Divisor)after rebalance = (Index Market Value)after rebalance / (Index Value)before rebalance

Each Select Industry Index is a total return index which assumes dividends are reinvested after the close on the ex-date. On any given date t:

Total Return Multiplier t = [(Total Return Index Value t-1) + (Index Dividend Points t)] / (Index Value t-1)

Total Return Index Value t = (Total Return Index Value t-1) × (Total Return Multiplier t)

Index Dividend Points t = S (Index Shares) i,t × (Ex-dividends) i,t / Divisor t

Rebalancing Methodology. Index membership is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

At each quarterly rebalancing, companies are initially equally-weighted using closing prices as of the second Friday of the last month of the quarter (each, a “reference price”). For those companies with multiple share class lines in a Select Industry Index, the weight assigned to each share class line is proportional to such share class line’s float-adjusted market capitalization as of the Rebalancing Reference Date.

The liquidity cap is then applied to ensure that there are no are no individual constituents whose weight in its applicable Select Industry Index is more than can be traded in a single day for a $500 million portfolio. The “maximum basket liquidity weight” for each constituent in a Select Industry Index is the ratio of the constituent’s three-month average daily value traded to $500 million. The weight of the constituent in the index is then set to the lesser of its equal-weight as determined in the paragraph above or its maximum basket liquidity weight. All excess weight is then redistributed across the applicable index to the constituents not affected by the maximum basket liquidity weight.

Finally, the hard cap is applied to ensure that no stock in the Select Industry Index has a weight greater that 4.5%. All excess weight is then redistributed across the applicable index to the constituents not affected by the hard cap. This step of the iterative weighting process thus may force the weight of those stocks limited to their maximum basket liquidity weight (as described in the paragraph above) to exceed that weight. In such cases, no further adjustments will be made. If any of the Select Industry Indices contain exactly 22 companies as of the Rebalancing Effective Date, the index is equally weighted without basket liquidity constraints.

Other Additions and Deletions. Additions and deletions to the Select Industry Indices’ constituent companies are normally determined quarterly. The reference date for additions and deletions is after the closing of the last trading date of the month prior to a quarterly rebalancing.

Companies are added between rebalancings only if a deletion in a Select Industry Index causes the number of constituents in the index to fall below 22. In those cases, each company deletion is accompanied by a company addition. The weight of the new company in the applicable index will be the weight that the deleted company had before being removed. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements for that index. The merged company will retain the weight the pre-merger company had as a constituent of the index. If both companies involved in a merger are index constituents prior to the merger, the merged company will be added at the weight of the company deemed to be the acquirer in the merger. In the case of spin-offs, the Select Industry Indices will follow the S&P Total Market Index’s treatment of the action (as described above in “The S&P 500® Index and the S&P Total Market Index–The S&P 500 and S&P Total Market Index Methodology”). If the S&P Total Market Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the Select Industry Indices will also treat the spin-off in the same way.

A company is deleted from a Select Industry Index if the S&P Total Market Index drops the company. If a company deletion causes the number of constituents in the relevant index to fall below 22, each company deletion is accompanied with a corresponding company addition. If a company’s GICS classification changes so that the company no longer belongs to one of the applicable Select Industry Index’s qualifying sub-industries after the classification change, the company is removed from the relevant index at the next rebalancing.

Index Adjustments. To prevent the level of a Select Industry Index from changing due to corporate actions, reclassification, or rebalancings, such actions that affect the total market value of the relevant index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the Select Industry Index remains constant. This helps maintain the level of the relevant index as an accurate barometer of stock market performance and ensures that the movement of the index does not reflect the corporate actions of individual companies in the index. All index divisor adjustments are made after the close of trading based on closing prices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Select Industry Index and do not require index divisor adjustments.

The table below summarizes the types of maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Made to Index	Divisor Adjustment Required
Constituent Deletion	If the constituent is a member of the index, it is dropped.	Yes
Constituent Addition

Only in cases where deletion causes the constituent count to fall below 22 constituents, then the deletion is accompanied by an addition assuming the weight of the dropped constituent.

If a constituent is removed from an index at a price of $0.00, the constituent’s replacement will be added to the index at the weight using the previous day's closing value, or the most immediate prior business day that the deleted constituent was not valued at $0.00.

No, except in the case of companies removed at $0.00
GICS Change	None. If a company no longer qualifies to belong to the relevant Select Industry index after the GICS change, it is removed at the next rebalancing.	No
Spin-off	In general, both the parent company constituent and spin-off companies will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index. When there is no market-determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex-date.	Yes
Stock Dividend, Stock Split, Reverse Stock Split	Index shares are multiplied by and price is divided by the split factor.	No
Share Issuance or Share Repurchase	None.	No
Special dividend	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Rights offering	The price is adjusted to the price of the parent company constituent minus (the price of the rights subscription or rights ratio). Index shares change so that the constituent’s weight remains the same as its weight before the rights offering.	No

The S&P Food & Beverage Select Industry Index Total Return

The S&P Food & Beverage Select Industry Index Total Return tracks constituents of the S&P Total Market Index that represent the Food and Beverage GICS category, which encompasses the sub-industry categories of Agricultural Products, Brewers, Distillers & Vintners, Food Distributors, Food Retail, Hypermarkets & Super Centers, Packaged Foods & Meats, and Soft Drinks. The S&P Food & Beverage Select Industry Index Total Return has a launch date of December 22, 2008, and had an initial value of 1000 on its base date, December 17, 1999. It is reported by Bloomberg under the ticker symbol “SPSIFBUT.”

The S&P Insurance Select Industry Index Total Return

The S&P Insurance Select Industry Index Total Return tracks constituents of the S&P Total Market Index that represent the Insurance GICS category, which encompasses the sub-industry categories of Insurance Brokers, Life & Health Insurance, Multi-Line Insurance, Property & Casualty Insurance, and Reinsurance. The S&P Insurance Select Industry Index Total Return has a launch date of September 9, 2011, and had an initial value of 1000 on its base date, June 20, 2003. It is reported by Bloomberg under the ticker symbol “SPSIINST.”

The S&P Transportation Select Industry Index Total Return

The S&P Transportation Select Industry Index Total Return tracks constituents of the S&P Total Market Index that represent the Transportation GICS category. The S&P Transportation Select Industry Index Total Return has a launch date of June 19, 2006, and had an initial value of 1000 on its base date, December 17, 1999. It is reported by Bloomberg under the ticker symbol “SPSITNTR.”

The S&P 2-Year US Treasury Note Futures Index Excess Return

The S&P 2-Year US Treasury Note Futures Index Excess Return (the Reference Fixed Income Index) seeks to track the performance of 2-Year U.S. Treasury note futures that roll quarterly. The index includes provisions for the replacement of the 2-Year U.S. Treasury note futures contract as it approaches maturity (a process known as “rolling”). The replacement occurs over a one-day rolling period every quarter, on the close of the day prior to the “First Position Date” (as published by the CME Group). Explicit in the calculation of futures based indices is the rolling of futures contract. Therefore, no separate rebalancing announcements are made.

Market Disruptions during the roll period. Market disruptions are situations where an exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events. If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

Index Calculation. The Reference Fixed Income Index is calculated from the price change of its underlying futures contract. On any trading date, t, the level of each of the index is calculated as follows:

Index t = Index t −1 * (1 + Index t)

where:

Index t −1 = The Reference Fixed Income Index level on the preceding business day,

Index t = The excess return from holding the underlying futures contract.

The S&P 2-Year US Treasury Note Futures Index Excess Return has a launch date of March 28, 2011, and had an initial value of 100 on its base date, December 1, 1999. It is reported by Bloomberg under the ticker symbol “SPUST2P.”

Licenses

The S&P 500 Real Estate (Sector) Index Total Return, S&P Transportation Select Industry Index Total Return, S&P Food & Beverage Select Industry Index Total Return, S&P 500 Health Care (Sector) Index Total Return, S&P Insurance Select Industry Index Total Return, S&P 500 Apparel Retail (Sub-Industry) Index Total Return, S&P 500 Consumer Discretionary (Sector) Index Total Return are products of S&P Dow Jones Indices LLC.

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